Bank of China Shenzhen Branch Loan certificate

Printed Date: August 29, 2008
Customer No.: 0575050	Branch Code: 101
Customer Name: Shenzhen BAK Battery Co., Ltd.
Loan Account	Loan Amount	OSF Balance	Ref.
	RMB SEVENTY MILLION ONLY	RMB SEVENTY MILLION ONLY	Contract No.:08854727
Amount in total (In Majuscule) RMB SEVENTY MILLION ONLY (In Minuscule) CNY 70,000,000.00
Value Date: August 29, 2008 Annual Interest Rate: 7.8435% Contract No.: 08854727 Expire Date: August 29, 2009 Transaction No.: 101LAAA08021802